UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2023

Elevation Oncology, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-40523	84-1771427
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Ave., 12th Floor New York, New York		10106
(Address of Principal Executive Offices)		(Zip Code)

(716) 371-1125

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ELEV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company            ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement

On June 8, 2023, Elevation Oncology, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Securities LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell an aggregate of 17,810,000 shares of its common stock (the “Shares”), pre-funded warrants to purchase 4,440,000 shares of its common stock (the “Pre-Funded Warrants”) and common stock warrants to purchase 22,250,000 shares of its common stock (the “Purchase Warrants”) to the Underwriters (the “Offering”). Each full Share will be sold together with one Purchase Warrant at the public offering price of $2.2500 per share, less underwriting discounts and commissions. Each full Pre-Funded Warrant will be sold together with one Purchase Warrant at a public offering price of $2.2499 per Pre-Funded Warrant, which represents the per Share and Purchase Warrant public offering price less a $0.0001 per share exercise price for each such Pre-Funded Warrant. Each full Purchase Warrant is exercisable for one share of the Company’s common stock at an exercise price of $2.2500 per whole share of common stock.

The Warrants are exercisable at any time after the date of issuance. A holder of Warrants may not exercise the Warrant if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Warrants may increase or decrease this percentage by providing at least 61 days’ prior notice to the Company.

The Underwriting Agreement contains customary representations, warranties and covenants, conditions to closing, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended.

The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-265979) that was initially filed by the Company with the Securities and Exchange Commission (“SEC”) on July 1, 2022, and declared effective by the SEC on August 4, 2022, and a related prospectus supplement.

The Company estimates that net proceeds from the Offering will be approximately $46.4 million, after deducting underwriting discounts and commissions and estimated Offering expenses. The Company intends to use the net proceeds from the Offering, together with its existing cash, cash equivalents and marketable securities, primarily to fund clinical development of its lead product candidate EO-3021, an antibody drug conjugate (ADC) that has been designed to selectively deliver a cytotoxic payload directly to cancer cells expressing Claudin 18.2, and other general corporate purposes. The Company expects the Offering to close on June 13, 2023, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and the foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The form of Purchase Warrant and the form of Pre-Funded Warrant are filed as Exhibit 4.1 and Exhibit 4.2 to this report, respectively, and the foregoing descriptions of the terms of the Purchase Warrant and the Pre-Funded Warrants are qualified in its entirety by reference to such exhibits, as applicable.

A copy of the opinion of Fenwick & West LLP, relating to the validity of the Shares in connection with the Offering, is filed with this Current Report on Form 8-K as Exhibit 5.1.

Item 9.01. Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement dated June 8, 2023
4.1	Form of Purchase Warrant
4.2	Form of Pre-Funded Warrant
5.1	Opinion of Fenwick & West LLP
23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1)
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected net proceeds of the Offering and the anticipated use of proceeds of the Offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in the Company’s filings with the SEC, including its Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed with the SEC on May 15, 2023, the prospectus supplement related to the Offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect the Company’s results of operations, which would, in turn, have a significant and adverse impact on the Company’s stock price. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Elevation Oncology, Inc.

Date: June 9, 2023	By:	/s/ Joseph J. Ferra, Jr.
Joseph J. Ferra, Jr.
Interim Chief Executive Officer and President, and Chief Financial Officer